
                                  EXHIBIT 21
                        SUBSIDIARIES OF THE REGISTRANT


SUBSIDIARY                                             STATE OF INCORPORATION
--------------------------------------                 ------------------------------------------
The Canton Oil & Gas Company                           Ohio

Target Oilfield Pipe & Supply Company                  Ohio

Ward Lake Drilling, Inc.                               Michigan

Peake Energy, Inc.                                     Delaware

Belden Energy Services Company                         Ohio


As of December 31, 1998, the other subsidiaries included in the registrant's consolidated financial statements, and all other subsidiaries considered in the aggregate as a single subsidiary, did not constitute a significant subsidiary.